Exhibit 10.2

CONVERTIBLE PROMISSORY NOTE AMENDMENT AGREEMENT

THIS AGREEMENT (the “Amending Agreement”) made the 31st day of July, 2017

BETWEEN:

U.S. Lithium Corp., a Nevada corporation, with headquarters located at 2360 Corporate Circle, Suite 4000 Henderson, Nevada, 89074-7722

(the "Company")

AND:

Robert Seeley., an individual having an address at EPS D 2016, 8260 NW 14th street, Miami, Florida 33191-1501

("Seeley")

WHEREAS Seeley is the holder of the following convertible promissory notes of the Company:
Purchaser & Noteholder	Issue Date	Amount	Conversion Price Per Share

Robert W. Seeley	5-May-16	$50,000.00	0.0275
Robert W. Seeley	11-May-2016	$40,000.00	0.035
Robert W. Seeley	7-Nov-16	$15,000.00	0.019
Robert W. Seeley	1-Dec-16	$20,000.00	0.03
Robert W. Seeley	3-Mar-17	$8,000.00	0.03

(the “Seeley Notes”):

AND WHEREAS, as an inducement to Seeley for extending the maturity dates of the Notes, the Company has agreed to discount the conversion prices applicable to the Notes.

AND WHEREAS the parties wish to amend and restate the Seeley Notes to reflect the aforementioned modifications;

THEREFORE in consideration of the premises and mutual covenants and agreements herein contained, and for other good and valuable consideration, the parties hereto agree as follows:
1.	Section 1 of each Note shall be deleted and replaced with the following:

“Maturity.  This Note shall mature automatically and the entire outstanding principal amount, together with all interest accrued under this Note, shall become due and payable on the date that is eighteen (18) months from the date of issuance (“Maturity Date”), unless this Note, before such date, is converted into shares of capital stock of the Company at the election of the Holder pursuant to Section 5 hereof.
2.	Section 5 (b) of each Note shall be deleted and replaced with the following:

Conversion Price.  Subject to adjustment as provided below, the “Conversion Price” shall equal $0.015 per share.
3.

The parties further agree that the intent and the wording of the Seeley Notes be and are hereby amended for such additional changes as may be necessary or incidental in order to give effect to the foregoing agreement between the parties.

4.	Except as hereby amended, the Seeley Notes shall remain un-amended and in full force and effect.
5.

This Amending Agreement shall be effective from the Closing Date(s) (as define therein) of the Securities Purchase Agreements dated May 5, 2016, May 11, 2016, November 7, 2016, December 1, 2016, and March 3, 2017, respectively, between the Company and Seeley.  The parties agree that no retroactive interest adjustments shall be made in respect of the Seeley Notes as a consequence of this Amending Agreement.

6.	This Amending Agreement shall enure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.
7.	This Amending Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF the parties have properly executed this amending agreement as of the day and year first above written.

U.S. LITHIUM CORP.

Per: /s/
Authorized Signatory

/s/
ROBERT SEELEY